Exhibit 99.1

Essex Announces Second Quarter 2015 Results

Core FFO per Diluted Share Grows 15.4% in the Second Quarter

Palo Alto, California—July 30, 2015—Essex Property Trust, Inc. (NYSE:ESS) announced today its second quarter 2015 earnings results and related business activities.

Funds from Operations (“FFO”) and Net Income per diluted share for the quarter ended June 30, 2015 are detailed below. FFO and Net Income for the quarter ended June 30, 2015 include $1.4 million in merger and integration related expenses compared to $26.5 million of expenses in the prior year period. Core FFO excludes merger and integration expenses, acquisition costs and non-routine items. Net Income per share for the quarter ended June 30, 2015 includes a $12.7 million gain on remeasurement of a co-investment, which is excluded from FFO.

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2015	2014		2015	2014
Per Diluted Share
Total FFO	$2.38	$1.72	38.4%	$4.66	$3.41	36.7%
Core FFO	$2.40	$2.08	15.4%	$4.69	$4.11	14.1%
Net Income	$0.70	$0.02	3,400.0%	$1.62	$0.46	252.2%

Second Quarter Highlights:

•	Grew Core FFO per diluted share by 15.4% compared to Q2 2014, which exceeded the Company’s guidance range, primarily due to strong same-property operating results.

•	Achieved same-property gross revenues and net operating income (“NOI”) growth of 7.8% and 10.9%, respectively, compared to Q2 2014.

•	Realized a sequential quarterly increase in same-property revenue growth of 2.3%.

•	Acquired an apartment community in Downtown Los Angeles, CA for a total contract price of $99.0 million.

•	Stabilized four development communities totaling 1,038 apartment homes.

•	Raised the midpoint of full-year guidance for same-property revenue growth by 65 basis points to 7.9% and NOI growth by 110 basis points to 10.5%.

•	Provided Core FFO guidance range for the third quarter of 2015 of $2.40 to $2.46 per diluted share.

•	Increased the full-year Core FFO guidance range per diluted share to $9.56 to $9.72, raising the midpoint by $0.16 per share. This represents a 1.7% increase at the midpoint.

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743

www.essex.com

“Continued strength in Northern California and Seattle and improving rent growth in our Southern California markets contributed to same-property revenue growth of 7.8% for the second quarter, the highest level achieved in the past 14 years. The robust operating conditions in our targeted West Coast markets have exceeded our high expectations. Our accelerating operating results give us confidence to increase our guidance again for 2015,” commented Michael Schall, President and Chief Executive Officer of the Company.

Same-Property Operations

Essex same-property operating results includes all properties acquired in the merger with BRE that were stabilized as of April 1, 2014 and excludes any properties that are not comparable for the periods presented. The table below illustrates the percentage change in same-property gross revenues for the quarter ended June 30, 2015 compared to the quarter ended June 30, 2014, and the sequential percentage change for the quarter ended June 30, 2015 versus the quarter ended March 31, 2015 by submarket for the Company:

	Q2 2015 vs. Q2 2014	Q2 2015 vs. Q1 2015	% of Total
	Gross Revenues	Gross Revenues	Q2 2015 Revenues
Southern California
Los Angeles County	6.0%	1.7%	16.9%
Orange County	6.5%	1.0%	13.2%
San Diego County	4.4%	1.5%	9.0%
Ventura County	5.0%	1.2%	5.5%
Other Southern California	7.5%	0.1%	1.1%
Total Southern California	5.7%	1.4%	45.7%
Northern California
Santa Clara County	10.7%	3.0%	15.1%
Alameda County	12.5%	3.8%	6.9%
San Mateo County	10.0%	3.3%	6.0%
Contra Costa County	10.5%	3.4%	5.6%
Other Northern California	7.2%	3.6%	2.7%
Total Northern California	10.6%	3.3%	36.3%
Seattle Metro	7.5%	2.6%	18.0%
Same-Property Portfolio	7.8%	2.3%	100.0%

	Year Over Year Growth
	Q2 2015 compared to Q2 2014
	Gross Revenues	Operating Expenses	NOI

Southern California	5.7%	0.2%	8.6%
Northern California	10.6%	2.3%	14.2%
Seattle Metro	7.5%	2.9%	9.9%
Same-Property Portfolio	7.8%	1.4%	10.9%

	Sequential Growth
	Q2 2015 compared to Q1 2015
	Gross Revenues	Operating Expenses	NOI
Southern California	1.4%	0.8%	1.6%
Northern California	3.3%	0.9%	4.3%
Seattle Metro	2.6%	4.2%	1.8%
Same-Property Portfolio	2.3%	1.5%	2.6%

	Financial Occupancies
	Quarter Ended
	6/30/2015	3/31/2015	6/30/2014
Southern California	95.9%	96.0%	95.9%
Northern California	96.3%	96.1%	95.7%
Seattle Metro	96.1%	96.2%	95.8%
Same-Property Portfolio	96.1%	96.1%	95.8%

Investment Activity

In April, the Company purchased the joint venture partner’s 49.5% interest in Reveal from Wesco I, LLC, for a contract price of $73.0 million. Reveal has 438 apartment homes located in Woodland Hills, CA. The property is now consolidated and the Company recorded a $12.7 million gain to remeasure the Company’s investment in the joint venture to fair value. The gain is not included in the calculation of FFO.

In June, the Company acquired Avant located in downtown Los Angeles, CA for a contract price of $99.0 million. Built in 2014, the property has 247 apartment homes with approximately 11,000 square feet of ground floor retail space. Avant is conveniently located near the Los Angeles Convention Center, within walking distance of restaurants and retail shops at L.A. Live and in close proximity to freeways.

Development Activity

The table below represents the development communities in lease-up during the second quarter and the current leasing status as of July 27, 2015.

Project Name	Location	Total Apartment Homes	ESS Ownership	% Leased as of 7/27/15	Status
Mosso (I & II)	San Francisco, CA	463	55%	98%	Stabilized
Emme	Emeryville, CA	190	55%	100%	Stabilized
Park 20	San Mateo, CA	197	55%	100%	Stabilized
MB 360 Phase I	San Francisco, CA	188	100%	98%	Stabilized
One South Market	San Jose, CA	312	55%	48%	In Lease-Up
Epic Phase III	San Jose, CA	200	55%	18%	Pre-Leasing
Total/Average % Leased		1,550		78%

Liquidity and Balance Sheet

Common Stock

During the second quarter, the Company issued 396,840 shares of common stock through its equity distribution program at an average price of $223.59 for net proceeds of $88.5 million. Year to date through June 30, 2015, the Company issued 1,218,911 shares of common stock through its equity distribution program at an average price of $226.00 for net proceeds of $272.7 million. No shares have been issued subsequent to quarter-end.

Balance Sheet

As of June 30, 2015, the Company had over $975 million in undrawn capacity on its unsecured credit facilities.

During the quarter, Standard & Poor’s increased the Company’s BBB corporate credit rating outlook from Stable to Positive.

Guidance

The following table provides a reconciliation of the midpoint of Q2 Core FFO per share guidance as provided in the first quarter 2015 earnings release distributed in May 2015 compared to actual reported Q2 Core FFO per share results.

Per Share
Projected midpoint Core FFO per share for Q2 2015	$2.31
NOI from consolidated communities	0.06
Co-Investments	0.02
G&A and other	0.01
Core FFO per share Q2 2015, reported	$2.40

The Company has revised its full-year Core FFO guidance range from $9.36 to $9.60 to a range of $9.56 to $9.72, raising the midpoint by $0.16. The revised guidance includes an increase to same-property growth rates, which are detailed in the table below, and reflects capital markets and investment transactions through July 2015. For additional details regarding 2015 assumptions, please see page S-14 of the Supplemental Financial Information. For the third quarter of 2015, the Company has established a guidance range for Core FFO per diluted share of $2.40 to $2.46.

	Same-Property Growth for Full Year 2015 based on 28,617 apartment homes		Same-Property Growth for Q2 '15 - Q4 '15 based on 43,134 apartment homes
	Revised Range	Prior (May 2015)	Revised Range	Prior (May 2015)
Gross Revenue	7.7% - 8.1%	6.75% - 7.75%	7.3% - 7.7%	6.25% - 7.25%
Operating Expense	2.0% - 2.5%	2.50% - 3.00%	2.5% - 3.0%	2.50% - 3.50%
Net Operating Income	10.0% - 11.0%	8.50% - 10.25%	9.3% - 10.3%	7.50% - 9.50%

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Friday, July 31, 2015 at 11 a.m. PT (2 p.m. ET), which will be broadcast live via the Internet at www.essex.com, and accessible via phone by dialing toll-free, (877) 591-4953, or toll/international, (719) 325-4763. No passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essex.com and select the second quarter earnings link. To access the replay digitally, dial (877) 870-5176 using the replay pin number 7087262. If you are unable to access the information via the Company’s website, please contact the Investor Relations Department at investors@essex.com or by calling (650) 494-3700.

Corporate Profile

Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 245 apartment communities with an additional 9 properties in various stages of active development. Additional information about Essex can be found on the Company’s web site at www.essex.com.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s web site at www.essex.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, impairment charges, gains/losses on sales of real estate and extraordinary items. Management considers FFO and FFO which excludes merger, integration and acquisition costs and items that are not routine or not related to the Company’s core business activities, which is referred to as “Core FFO”, to be useful financial performance measurements of an equity REIT because, together with net income and cash flows, FFO and Core FFO provide investors with an additional basis to evaluate the operating performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and the ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by U.S. generally accepted accounting principles (“GAAP”) and are not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

 The following table sets forth the Company’s calculation of diluted FFO and Core FFO for the three and six months ended June 30, 2015 and 2014:

	Three Months Ended June 30,		Six Months Ended June 30,
Funds from Operations attributable to common stockholders and unitholders (In thousands)	2015	2014	2015	2014
Net income available to common stockholders	$45,555	$1,207	$104,918	$23,119
Adjustments:
Depreciation and amortization	113,731	101,292	220,638	151,604
Gains not included in FFO	(12,652)	—	(41,126)	(10,292)
Depreciation add back from unconsolidated co-investments	12,105	8,314	24,022	13,074
Noncontrolling interest related to Operating Partnership units	1,581	209	3,644	1,626
Depreciation attributable to third party ownership and other	(251)	(332)	(500)	(661)
Funds from Operations attributable to common stockholders and unitholders	$160,069	$110,690	$311,596	$178,470
Merger and integration expenses	1,410	26,497	3,798	42,556
Acquisition costs	429	529	976	717
Gain on sale of marketable securities and note prepayment	—	(459)	—	(886)
Gain on sale of land	—	—	—	(400)
Co-investment promote income	—	(1,056)	—	(4,904)
Income from early redemption of preferred equity investments	—	—	(469)	—
Other non-core adjustments	(582)	(2,307)	(1,957)	(539)
Core Funds from Operations attributable to common stockholders and unitholders	$161,326	$133,894	$313,944	$215,014

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements in the “Second Quarter Highlights” and “Guidance” sections of the release regarding 2015 same-property revenue growth, core FFO per share for the third quarter of 2015 and for the full-year 2015 and estimates, with respect to the full-year 2015 and the period from the second quarter through the fourth quarter of 2015, regarding growth in gross revenues, operating expense and net operating income; statements regarding development plans; and statements and estimates set forth under the captions “Development Pipeline—June 30, 2015” and “Redevelopment Pipeline and Capital Expenditures—June 30, 2015” on pages S-11 and S-12 of the Company’s Supplemental Financial Information Package, which accompanies this press release, regarding estimated costs of property development and redevelopment and regarding the anticipated timing of redevelopments and of the construction start, initial occupancy and stabilization of property development and the various financial projections and assumptions, including those regarding 2015 NOI, FFO and Core FFO, set forth in the “2015 Guidance Range” on page S-14 of the Company’s Supplemental Financial Information Package and the forecasts, set forth on page S-16 of the Company’s Supplemental Financial Information Package, of residential supply, jobs, and rent growth in various areas. The Company's actual results may differ materially from those projected in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, unforeseen consequences from cyber-intrusion, unanticipated difficulties in integrating the businesses of Essex and BRE and realizing anticipated synergies, changes in economic conditions, unexpected delays in the development and stabilization of development projects, unexpected difficulties in leasing of development projects, total costs of development investments exceeding the Company’s projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including the Company’s Report on Form 10-K for the year ended December 31, 2014.

Contact Information
Barb Pak
Vice President of Finance & Investor Relations
(650) 494-3700
bpak@essex.com

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